SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

Bob Evans Farms, Inc.

(Name of Registrant as Specified In Its Charter)

Sandell Asset Management Corp.

Thomas E. Sandell

Castlerigg Master Investments Ltd.

Castlerigg International Limited

Castlerigg International Holdings Limited

Castlerigg Offshore Holdings, Ltd.

Castlerigg Merger Arbitrage and Equity Event Intermediate Fund, L.P.

Castlerigg Merger Arbitrage and Equity Event Fund, Ltd.

Castlerigg Merger Arbitrage and Equity Event Master Fund, Ltd.

Castlerigg Active Investment Fund, Ltd.

Castlerigg Active Investment Intermediate Fund, L.P.

Castlerigg Active Investment Master Fund, Ltd.

Pulteney Street Partners, L.P.

Douglas N. Benham

Charles M. Elson

David W. Head

C. Stephen Lynn

Annelise T. Osborne

Aron I. Schwartz

Michael Weinstein

Lee S. Wielansky

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the
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ISS RECOMMENDS BOB EVANS SHAREHOLDERS VOTE TO ELECT SANDELL NOMINEES

Recommends Company Shareholders Vote on the GOLD Proxy Card to Elect Sandell Nominees

ISS Supports Need for Change at Bob Evans

New York (August 8, 2014) – Sandell Asset Management Corporation (“Sandell”), one of the largest shareholders of Bob Evans Farms, Inc. (“Bob Evans” or the “Company”), today announced that Institutional Shareholder Services (ISS), a leading independent proxy voting advisory firm, has recommended that Bob Evans shareholders vote on the GOLD proxy card.

To follow the ISS recommendation, Bob Evans shareholders “DO NOT VOTE” on the Company’s white proxy card.

In reaching its conclusion, ISS acknowledged the serious lack of oversight and accountability demonstrated by the Bob Evans Board. ISS performed a detailed analysis of both sides’ positions and carefully considered, among other things, the Company’s total shareholder return, operating performance and financial performance, as well as the strong experience and qualifications of Sandell’s nominees. ISS concluded that shareholders should vote on the GOLD proxy card, saying:

“In aggregate, the dissident has made a compelling case - based on the board's lack of responsiveness to long-term trends in operating weakness and underperformance; its willingness to accept external challenges beyond the reach of management as the root cause of poor performance even as evidence mounted that peers, facing similar external challenges, were successfully addressing them; and worrisome signals of a malleable sense of good corporate governance within the boardroom itself - that change at the board level is necessary."

"It seems inordinately wise, then, to draw on some of the deep industry experience offered by nominees from the dissident slate.  Benham and Head, with deep operating experience but distinctive backgrounds, appear particularly well-suited...The potential to better structure the business itself so that it optimizes for shareholder value - as through a sale/leaseback arrangement, for example - rather than for managerial peace of mind, suggests Osborne's perspective would also be beneficial on a reconstituted board.”

Tom Sandell, CEO of Sandell Asset Management, said, “This conclusion from ISS supports our contention that change is needed at Bob Evans in order to deliver value to all shareholders. We are pleased that ISS agrees that Bob Evans needs fresh, truly independent and highly-qualified Board members who are able to bring new perspectives and ideas to the Company. We remain convinced that comprehensive change is needed at Bob Evans and that our entire slate of Nominees is the best choice to deliver it. We look forward to continuing to make our case to shareholders in advance of the Annual Meeting.”

For additional information, please visit www.RefreshBobEvans.com.

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About Sandell Asset Management Corp.
Sandell Asset Management Corp. is a leading private, alternative asset management firm specializing in global corporate event-driven, multi-strategy investing with a strong focus on equity special situations and credit opportunities. Sandell Asset Management Corp. was founded in 1998 by Thomas E. Sandell and has offices in New York and London, including a global staff of investment professionals, traders and infrastructure specialists.

Contact:

Sandell Asset Management Corp.

Adam Hoffman, 212-603-5814

MacKenzie Partners, Inc.

Dan Burch or Larry Dennedy, 212-929-5500

Sloane & Company

Elliot Sloane, 212-446-1860 or Dan Zacchei, 212-446-1882

SANDELL ASSET MANAGEMENT CORP., CASTLERIGG MASTER INVESTMENTS LTD., CASTLERIGG INTERNATIONAL LIMITED, CASTLERIGG INTERNATIONAL HOLDINGS LIMITED, CASTLERIGG OFFSHORE HOLDINGS, LTD., CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT FUND, LTD., CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT INTERMEDIATE FUND, L.P., CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT MASTER FUND, LTD., CASTLERIGG ACTIVE INVESTMENT FUND, LTD., CASTLERIGG ACTIVE INVESTMENT INTERMEDIATE FUND, L.P., CASTLERIGG ACTIVE INVESTMENT MASTER FUND, LTD., PULTENEY STREET PARTNERS, L.P. AND THOMAS E. SANDELL (COLLECTIVELY, "SANDELL") AND DOUGLAS N. BENHAM, CHARLES M. ELSON, DAVID W. HEAD, C. STEPHEN LYNN, ANNELISE T. OSBORNE, ARON I. SCHWARTZ, MICHAEL WEINSTEIN AND LEE S. WIELANSKY (TOGETHER WITH SANDELL, THE "PARTICIPANTS") HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF BOB EVANS FARMS, INC. (THE "COMPANY") IN CONNECTION WITH THE COMPANY’S 2014 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY SANDELL, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS.  THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, MACKENZIE PARTNERS, INC., SANDELL'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (800) 322-2885.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY SANDELL ASSET MANAGEMENT CORP. WITH THE SEC ON JULY 15, 2014. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.